Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unifi, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090, and No. 333-191870 on Form S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. of our reports dated September 1, 2017, with respect to the consolidated balance sheets of Unifi, Inc. as of June 25, 2017 and June 26, 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 25, 2017, and the effectiveness of internal control over financial reporting as of June 25, 2017, which reports appear in the June 25, 2017 Annual Report on Form 10-K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina

September 1, 2017